EXHIBIT 10.6

inTEST Corporation 804 East Gate Drive, Suite 200 Mt. Laurel, NJ 08054 Phone (856) 505-8800 https://www.intest.com

April 29, 2020

Mr. James Pelrin

c/o inTEST Corporation

441 Hampden Road

Mansfield, MA 02048

RE:     AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

Dear Jim:

The Board of Directors (the “Board”) believes that it is in the best interests of inTEST Corporation, a Delaware corporation (“inTEST”), and its stockholders to amend and restate the commitments set forth in our letter dated May 5, 2008 regarding your future employment with inTEST. As a result, the Board hereby offers to you the benefits described below. If you desire to accept the benefits described below, you must sign the copy of this Amended and Restated Change of Control Agreement (the “Agreement”) which is enclosed and return it to me on or before April 29, 2020.

1.     TERM OF AGREEMENT.

This Agreement is effective immediately upon your acceptance as described above and will continue in effect as long as you are actively employed by inTEST, unless you and inTEST agree in writing to its termination or amendment and restatement.

2.     TERMINATION COMPENSATION.

If your employment with inTEST is terminated without “Cause” (as defined in Section 6) at any time within two years following a “Change of Control” (as defined in Section 4), you will receive the “Termination Benefits” (as defined in Section 3). You will also receive the Termination Benefits if you terminate your employment for “Good Reason” (as defined in Section 5) at any time within two years following a Change of Control.

You are not entitled to receive the Termination Benefits if your employment is terminated by you or inTEST for any or no reason before a Change of Control occurs or more than two years after a Change of Control has occurred.

In order to receive the Termination Benefits, you must execute any release of claims that you may have pursuant to this Agreement (but not any other claims) that may be requested by inTEST.

The Termination Benefits will be paid to you under the terms and conditions hereof, without regard to whether you look for or obtain alternative employment following your termination of employment with inTEST.

3.     TERMINATION BENEFITS DEFINED.

For purposes of this Agreement, the term “Termination Benefits” will mean and include the following:

(a)     For a period of one year from your termination (the “Benefit Period”), payment of a prorated portion of your then-current annualized salary (“Base Salary”) on the same basis that you were paid immediately prior to your termination;

(b)     Payment of any bonus, variable, or incentive compensation (the “Variable Component”) you would otherwise be eligible to receive for the year in which your termination occurs and for that portion of the following year which is included in the Benefit Period, such Variable Component to be calculated and paid as provided below; and

(c)     During the Benefit Period, continuation of coverage under the group benefit plans in which you participate immediately prior to your termination, including, without limitation, life, disability, accident and group health insurance benefits coverage for you and your eligible dependents (“Benefits”), such Benefits to be provided on substantially the same terms and conditions as they were provided immediately prior to your termination.

The Variable Component of your Termination Benefits will equal the sum of (i) the Variable Component to which you would have been entitled for the year during which your termination occurs (calculated after annualizing inTEST’s consolidated financial results through the date of termination if such Variable Component is based upon a percentage of profits) (the “Annual Amount”), and (ii) an amount equal to the product of (x) the Annual Amount times (y) a fraction the numerator of which is the number of days in the year following termination which is included in the Benefit Period and the denominator of which is 365 (the “Prorated Amount”). Both the Annual Amount and the Prorated Amount will be paid to you not later than March 15th of the year following your termination.

Notwithstanding the foregoing, if you terminate your employment for Good Reason, your Termination Benefits will be based upon the greater of (i) your Base Salary, Variable Component and Benefits immediately prior to your termination or (ii) your Base Salary, Variable Component and Benefits immediately prior to the Change of Control which gives rise to your right to receive Termination Benefits under this Agreement.

inTEST does not intend to provide duplicative Benefits. Consequently, Benefits otherwise receivable pursuant to this Section will be reduced or eliminated if and to the extent that you receive comparable Benefits from any other source (for example, another employer); provided, however, that you will have no obligation to seek, solicit or accept employment from another employer in order to receive such benefits.

4.     CHANGE OF CONTROL DEFINED.

For purposes of this Agreement, a “Change of Control” will be deemed to have occurred upon the earliest to occur of the following events:

(a)     Dissolution or Liquidation. The date the stockholders of inTEST (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which inTEST will be dissolved or liquidated;

(b)     Sale of Assets. Upon approval of the stockholders of inTEST (or the Board of Directors, if stockholder action is not required), the date inTEST consummates a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of inTEST to any “Unrelated Person” or “Unrelated Persons” (as defined below) acting in concert with one another. “Person” means any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934). “Unrelated Person” means any Person other than (1) inTEST or any of its Affiliates or any employee benefit plan (or related trust) sponsored or maintained by inTEST or any of its Affiliates or (2) any Person who, as of the date of this Agreement, is the beneficial owner of at least twenty percent (20%) of the outstanding Common Stock of inTEST. “Affiliates” means any entity in which inTEST owns, directly or indirectly, 50 percent or more of the voting equity;

(c)     Merger or Consolidation. Upon approval of the stockholders of inTEST (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required), the date inTEST consummates a merger or consolidation of inTEST with or into such other corporation, and such other corporation is an Unrelated Person, other than a merger or consolidation of inTEST in which holders of shares of the Common Stock of inTEST immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders’ ownership of the Common Stock of inTEST immediately before the merger or consolidation;

(d)     Change in Beneficial Owner. The date any Unrelated Person will have become the beneficial owner of, or will have obtained voting control over, more than forty percent (40%) of the outstanding shares of the Common Stock of inTEST; or

(e)     Change in Majority of the Board of Directors. The date individuals who, as of the date of this Agreement, constitute the Board of Directors of inTEST (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director, after the date of this Agreement, whose election or nomination for election by inTEST’s stockholders was approved by a majority of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of inTEST (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed merger) will be deemed to be an Incumbent Director.

Notwithstanding any provision herein to the contrary, the filing of a proceeding for the reorganization of inTEST under Chapter 11 of the Federal Bankruptcy Code or any successor or other statute of similar import will not be deemed to be a Change of Control for purpose of this Agreement.

5.     GOOD REASON DEFINED.

For purposes of this Agreement, the term “Good Reason” will mean and include the following situations:

(a)     any material adverse change in your status, responsibilities or Benefits;

(b)     any failure to nominate or elect you as President and Chief Executive Officer;

(c)     causing or requiring you to report to anyone other than the inTEST Board of Directors;

(d)     assignment to you of duties materially inconsistent with your position as President and Chief Executive Officer;

(e)     any reduction of your annual base salary or annual Variable Component (or, if applicable, a change in the formula for determining your annual Variable Component which would have the effect of reducing your annual Variable Component as it would otherwise have been calculated immediately prior to the Change of Control that gives rise to your right to receive Termination Benefits as provided in this Agreement) or other reduction in compensation or benefits, or

(f)     requiring you to be principally based at any office or location more than 30 miles from the current offices of inTEST in Mansfield, Massachusetts.

6.     CAUSE DEFINED.

For purposes of this Agreement, the term “Cause” will mean and include the following situations:

(a)     Your conviction by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;

(b)     Your violation of inTEST’s policies or the inTEST’s Code of Ethics;

(c)     Your commission of an act of fraud upon inTEST; or

(d)     Your willful refusal to perform the duties reasonably assigned to you by the Board of Directors of inTEST, which failure or breach continues for more than ten days (or such longer period, not in excess of 30 days, as may be required to cure such failure) after written notice thereof is given to you.

7.     CEILING ON BENEFITS.

Under the “golden parachute” rules in the Internal Revenue Code (the “Code”) you will be subject to a 20% excise tax (over and above regular income tax) on any “excess parachute payment” that you receive following a Change of Control, and inTEST will not be permitted to deduct any such excess parachute payment. Very generally, compensation paid to you that is contingent upon a Change of Control will be considered a “parachute payment” if the present value of such consideration equals or exceeds three times your average annual compensation from inTEST for the five years prior to the Change of Control. If payments are considered “parachute payments,” then all such payments to you in excess of your base annual compensation will be considered “excess parachute payments” and will be subject to the 20% excise tax imposed under Section 4999 of the Code.

For example, if your base annual compensation was $100,000, you could receive $299,000 following a Change of Control without payment of any excise tax. If you received $301,000 in connection with a Change of Control, however, the entire $301,000 would be considered a parachute payment and $201,000 of this amount would be considered an excess parachute payment subject to excise tax.

In order to avoid this excise tax and the related adverse tax consequences for inTEST, by signing this Agreement, you agree that the Termination Benefits payable to you under this Agreement will in no event exceed the maximum amount that can be paid to you without causing any portion of the amounts paid or payable to you by inTEST following a Change of Control, whether under this Agreement or otherwise, to be considered an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

If inTEST believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you within 60 days following delivery of the “Notice of Termination” described in Section 8. If you wish to have such determination reviewed, you may, within 30 days of the date you are notified of a reduction of payments, ask that inTEST retain, at its expense, legal counsel, certified public accountants, and/or a firm of recognized executive compensation consultants (an “Outside Expert”) to provide an opinion concerning whether, and to what extent, your Termination Benefits must be reduced so that no amount payable to you by inTEST (whether under this Agreement or otherwise) will be considered an excess parachute payment.

The Outside Expert will be as mutually agreed by you and inTEST, provided that if we are not able to reach a mutual agreement, inTEST will select an Outside Expert, you will select an Outside Expert, and the two Outside Experts will select a third Outside Expert to provide the opinion required under this Section. The determination of the Outside Expert will be final and binding, subject to any contrary determination made by the Internal Revenue Service.

If inTEST believes that your Termination Benefits will exceed the limitation contained in this Section, it will only make payments to you, at the times stated above, in an amount that it believes may be paid without exceeding such limitation. The balance, if any, will then be paid after the opinion of the Outside Expert has been received.

If the amount paid to you by inTEST following a Change of Control is ultimately determined, pursuant to the opinion of the Outside Expert or by the Internal Revenue Service, to have exceeded the limitation contained in this Section, the excess must be repaid to the Company on the 90th day following demand.

In the event that the provisions of Sections 280G and 4999 of the Code are repealed without successor provisions, this Section will be of no further force or effect.

8.     TERMINATION NOTICE AND PROCEDURE.

Any termination by inTEST or you of your employment during the two years immediately following a Change of Control will be communicated by written Notice of Termination to you if such Notice of Termination is delivered by inTEST and to inTEST if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a)     The Notice of Termination will indicate the specific termination provision in this Agreement relied upon, if applicable, and will set forth in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b)     Any Notice of Termination by inTEST will be in writing signed by the Chairman of the Board of inTEST.

(c)     If inTEST furnishes you with a Notice of Termination or if you furnish inTEST with a Notice of Termination, and no good faith dispute exists regarding such termination, then the date of your termination will be the date such Notice of Termination is deemed given pursuant to Section 11 of this Agreement.

(d)     If inTEST in good faith furnishes you with a Notice of Termination for Cause and you in good faith notify inTEST that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that (i) Cause did exist, the date of your termination will be the earlier of (A) the date on which the dispute is finally determined or (B) the date of your death or permanent disability; or (ii) Cause did not exist, your employment will continue as if inTEST had not delivered its Notice of Termination and there will be no termination arising out of such notice.

(e)     If you in good faith furnish a Notice of Termination for Good Reason and inTEST notifies you that a dispute exists concerning the termination within the 15-day period following inTEST's receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that (i) Good Reason did exist, your date of termination will be the earlier of (A) the date on which the dispute is finally determined or (B) the date of your death or permanent disability; or (ii) Good Reason did not exist, your employment will continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason. If Good Reason is determined to exist, your salary, Variable Component and Benefits prior to such determination will be no less than your salary, Variable Component and benefits immediately prior to the Change of Control which gives rise to your right to receive Termination Benefits as provided in this Agreement.

(f)     If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you will be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by inTEST, inTEST will be deemed to have terminated you without Cause.

9.     SUCCESSORS.

inTEST will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of inTEST or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that inTEST would be required to perform it if no such succession had taken place. Failure of inTEST to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the date of your termination. As used in this agreement “inTEST” shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.      BINDING AGREEMENT.

This Agreement will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11.      NOTICES.

For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the last address you have filed in writing with inTEST or, in the case of inTEST, at its main office, attention of the Chairman of the Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

12.      MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and inTEST. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder will be paid net of any applicable withholding required under federal, state or local law. The obligations of inTEST that arise prior to the expiration of this Agreement will survive the expiration of the term of this Agreement.

13.      VALIDITY.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

14.      COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

15.      EXPENSES AND INTEREST.

If a good faith dispute arises with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding will be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you will recover from inTEST any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by J.P. Morgan Chase Bank, New York, or its successor, from time to time as its prime rate from the date that payments to you should have been made under this Agreement. It is expressly provided that inTEST will in no event recover from you any attorneys' fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving inTEST and you.

16.      PAYMENT OBLIGATIONS ABSOLUTE.

inTEST's obligation to pay you the Termination Benefits in accordance with the provisions herein will be absolute and unconditional and will not be affected by any circumstances; provided, however, that inTEST may apply amounts payable under this Agreement to any debts owed to inTEST by you on the date of your termination. All amounts payable by inTEST in accordance with this Agreement will be paid without notice or demand. If inTEST has paid you more than the amount to which you are entitled under this Agreement, inTEST will have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

17.      ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between you and inTEST concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of inTEST. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

18.      LITIGATION.

Any action or claim at law or equity arising under or related to this Agreement will be brought only in the Superior Court of New Jersey or in the United States District Court for the District of New Jersey, and the parties hereto hereby consent to personal jurisdiction and venue in said courts.

19.      COMPLIANCE WITH CODE SECTION 409A.

For purposes of this Agreement, your termination of employment shall mean your “separation from service” as defined under Code Section 409A. Each payment under this Agreement that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” (as defined in Section 409A of the Code) as of your “separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to you) until the first payroll date that occurs after the date that is six (6) months following your “separation from service.” Any such postponed payments shall be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation from service.” If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your estate within sixty (60) days after the date of your death.

If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,
/s/ Joseph W. Dews IV
Joseph W. Dews IV Chairman of the Board

ACCEPTANCE

I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.

/s/ James Pelrin

James Pelrin

Dated: 4/29/20